EXHIBIT 10(h)


                          AMENDMENT NO. 1 TO THE
                             PEERLESS MFG. CO.
                             1995 STOCK OPTION
                         AND RESTRICTED STOCK PLAN


       WHEREAS, the Peerless Mfg. Co. (the "Company") 1995 Stock Option and Restricted Stock Plan (the "Plan") was previously adopted to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Peerless Mfg. Co. and its subsidiaries;

       WHEREAS, certain options granted under the Plan are intended to qualify as "incentive stock options" ("Qualified Options") pursuant to
  Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options ("Nonqualified Options");

       WHEREAS, the Compensation Committee ("Compensation Committee") and the Board of Directors of Peerless Mfg. Co., a Texas corporation (the "Company") authorized an additional 20,000 shares of the Company's Common Stock, $1.00 par value per share (the "Additional Shares") for issuance pursuant to Nonqualified Options to be issued pursuant to the Plan, subject to approval of the Nasdaq National MarketR Notification Form for Listing of Additional Shares (the "Nasdaq Application") with respect to such shares;

       WHEREAS,   Compensation  Committee  and  the  Board  of  Directors
  directed and approved this  Amendment to the Plan  in order to  reflect
  the addition of the Additional Shares    to the Plan.

       NOW THEREFORE, the following provisions of the Plan are hereby amended and restated as follows, subject to approval of the Nasdaq Application. All terms not defined herein shall have those definitions set forth in the Plan for such terms. Except as amended hereby, all other terms of the Plan remain in full force and effect.
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       Section 4 of the Plan is hereby amended and restated as follows:

       4.   Shares Subject to the Plan.  Except as otherwise provided  in
  Section 19 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options or upon the grant of Restricted Stock pursuant to this Plan shall be 100,000 shares, plus an additional 20,000 shares which are issuable only as Nonqualified Options. Such shares may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, or Restricted Stock should fail to vest and be forfeited in whole or in part for any reason, then the shares that were subject thereto shall, unless the Plan shall have terminated, be available for the grant of additional Options or Restricted Stock under this Plan, subject to the limitations set forth above.

       Executed, adopted and approved this 11th day of November 1999, to be effective from and after the 10th day of September, 1999, by the Compensation Committee of the Company in accordance with Section 20 of the Plan.


                                COMPENSATION COMMITTEE


                                /s/ JOSEPH V. MARINER
                                Joseph V. Mariner, Chairman



                                /s/ DONALD A. SILLERS,JR.
                                Donald A. Sillers, Jr.



                                /s/ BERNARD S. LEE
                                Bernard S. Lee



                                /s/ DAVID D. BATTERSHELL
                                David D. Battershell